Aaron’s Announces Quarterly Cash Dividend and
$150 Million Share Buyback Authorization

ATLANTA, March 3, 2021 – The Aaron’s Company, Inc. (NYSE: AAN), a leading technology-enabled omnichannel provider of lease-purchase solutions, announced that its Board of Directors authorized a $150 million share repurchase program for the company’s outstanding common stock. The program expires on December 31, 2023.

The board also approved a cash dividend of $0.10 per share on the company’s common stock. The dividend will be paid on April 6, 2021 to shareholders of record as of the close of business on March 18, 2021. This is the first dividend declared by the Board since the Company’s spin-off from its former parent on November 30, 2020 and represents an initial annual dividend yield of approximately 1.8% based on the closing price of the Company’s common stock on March 2, 2021.

About Aaron’s
Headquartered in Atlanta, The Aaron's Company, Inc. (NYSE: AAN), is a leading technology-enabled omnichannel provider of lease-purchase solutions. Aaron's engages in the sales and lease ownership and specialty retailing of furniture, consumer electronics, appliances and accessories through its approximately 1,300 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform, Aarons.com. For more information, visit investor.aarons.com or Aarons.com.
Media and Investor Contact:
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678-402-3590
Mike.dickerson@aarons.com